For Release:         Immediately
Contact:                 Mark Cummins (Investors)                                                                       215.256.5025                                    mcummins@harleysvillegroup.com
Randy Buckwalter (Media)                                                                       215.256.5288                                    rbuckwalter@harleysvillegroup.com

HARLEYSVILLE GROUP, HARLEYSVILLE MUTUAL AMEND
INTERCOMPANY POOLING AGREEMENT

HARLEYSVILLE, PA—November 26, 2007—The boards of directors of Harleysville Group Inc. (NASDAQ: HGIC) and Harleysville Mutual Insurance Company each separately today approved an amendment to their intercompany pooling agreement that will adjust Harleysville Group’s share of the pool to 80 percent, effective January 1, 2008. The proposed amendment is subject to regulatory approval by various state departments of insurance.

“This adjustment in our intercompany pool reflects our confidence in our underwriting results and our desire to have our shareholders, including Harleysville Mutual, benefit more from our improved operating performance. The transaction, which is supported by independent legal and fairness opinions, will provide Harleysville Group with greater opportunity for increased earnings and, subsequently, enhanced access to capital, both of which would benefit our combined operations,” commented Michael L. Browne, Harleysville Group’s president and chief executive officer. “Along with this change, our recent significant increase in our dividend and two share repurchase programs initiated during the latter half of this year clearly illustrate the strength of our company’s financial condition and the confidence we have in our prospects for continuing success.”

All Harleysville property/casualty subsidiaries participate in an underwriting pooling arrangement whereby all premiums, losses and expenses for each individual company’s business are shared in a pool. The pooling arrangement, which was established in 1986, is designed to produce more consistent underwriting results over the long term by spreading financial risk among the broad base of pool members.

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There are two significant financial impacts associated with this change in pool share. First, at the close of the transaction there will be a transfer of assets and liabilities from Harleysville Mutual Insurance Company and its non-public affiliate, Pennland Insurance Company, to the various insurance subsidiaries of Harleysville Group. This transfer will include approximately $190 million of investments, which the company estimates would have increased investment income on a 2007 pro forma basis by approximately $0.19 per share. Second, the subsidiaries of Harleysville Group, through this increase in their pool share, are expected to accrue additional written and earned premiums of approximately $90 million annually, based upon premium levels at year-end 2006. Consistent with the company’s 2007 year-to-date combined ratio that would result in additional annual pro forma earnings per share of $0.06 based upon the actual combined ratio posted to date in 2007.

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Harleysville Group, Harleysville Mutual amend intercompany pooling agreement
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Harleysville Insurance is a leading regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 60 U.S. property/casualty insurance groups based on net written premiums. Harleysville was listed recently as #23 in the InformationWeek 500, the publication’s annual listing of the most innovative information technology organizations in the U.S., and was the highest-ranked property and casualty insurer on the 2007 list. Harleysville Mutual Insurance Company owns 53 percent of Harleysville Group Inc. (NASDAQ: HGIC), a publicly traded holding company for nine regional property/casualty insurance companies collectively rated A- (Excellent) by A.M. Best Company. Harleysville Group is a member of the NASDAQ Global Select Market, which represents the top third of all NASDAQ-listed companies and has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Harleysville Insurance—which distributes its products exclusively through independent insurance agencies and reflects that commitment to its agency force by being a Trusted Choice® company partner—currently operates in 32 eastern and midwestern states. Further information can be found on the company’s Web site at www.harleysvillegroup.com.

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Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Harleysville Group Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Harleysville Group will be those anticipated by management. Actual financial results including operating return on equity, premium growth and underwriting results could differ materially from those anticipated by Harleysville Group depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

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